Exhibit 10.4

Bernard W. Dan

President and

Chief Executive Officer

February 8, 2005

Christopher Malo

100 Springlake Avenue

Hinsdale, Illinois 60521

Dear Christopher:

This letter supercedes the employment offer I extended you on January 28, 2005.

We are very happy to have you join the staff of the Chicago Board of Trade (CBOT®). We are impressed with your qualifications and believe you will make a strong contribution to the CBOT in the years ahead.

To confirm the offer of employment, your starting salary as Executive Vice President of Business and Product Development in the Business Development Department is $31,250.00 per month (which equals $375,000.00 annually). You will report directly to the President and Chief Executive Officer. For your information, paychecks are distributed bi-monthly on the 15th and the last day of the month.

As an exception to the CBOT Policy, you will be guaranteed a minimum incentive payment of $150,000.00 for the 2005 calendar year unless you are terminated for cause (as defined by CBOT’s employment policies). Any incentive award above $150,000.00 will be based strictly on your performance and is strictly discretionary. Payment of this incentive is usually made in January.

I would like to emphasize that as an Executive Vice President you will be eligible to participate in all compensation and employee benefit plans to which other Executive Vice Presidents are entitled, subject to all applicable eligibility, performance, or other relevant considerations.

As part of our offer of employment, and as an exception to our standard severance policy, in the event that you are terminated by the CBOT other than for cause, as a result of a change of control or any other development, you will be entitled to a severance benefit in the amount of your full annual base salary plus CBOT payment for benefits under COBRA (to be paid over a period of twelve months from the date of termination). This severance benefit will be contingent upon your signing the standard Separation Agreement that the CBOT employs in such matters.

We look forward to seeing you on March 2, 2005. On this day you should report directly to the Human Resources Department, Suite 1050, in order to complete new hire paperwork. You are scheduled to attend an orientation session on March 14, 2005 from 8:30 a.m. to 4:00 p.m., where you will become familiar with the organization, benefit policies, technical procedures, facilities, and the CBOT’s performance management program. Until then, the attached summary of CBOT benefits should answer many of your questions.

As a condition of employment and in order to comply with the requirements of the Immigration Reform and Control Act of 1986, you will need to bring documents that establish both your identity and employment eligibility on your first day. Acceptable documentation that establishes both identity and employment authorization includes: valid U.S. passport, U.S. citizenship certificate, naturalization certificate, resident alien card (i.e., green card), or un-expired foreign passport.

141 W. Jackson Blvd .

Chicago, Illinois 60604-2994

312 435-3606

Fax: 312 347-4259

February 8, 2005

You may also bring an original document, which establishes identity, and a separate original document, which establishes employment authorization. The following documents are acceptable to establish identity only: Driver’s license, State photo ID card, ID card issued by federal, state or local government, School photo ID card, Voter’s registration card, U.S. Military card or draft record or Military dependent’s ID card. The following are acceptable documents to establish employment authorization only: U.S. social security card issued by the Social Security Administration, Certification of Birth Abroad issued by the Department of the State or Original or certified copy of a birth certificate. Our offer to hire you is contingent upon your submission of satisfactory proof of your identity and your legal authorization to work in the United States.

To ensure prompt payroll processing, please bring your Social Security card and your direct deposit information (including your bank account and routing number) in addition to the other documents mentioned above that establish identity.

This letter does not create a contractual agreement. Your employment with the Chicago Board of Trade is “at-will”. Either party may conclude the employment relationship at any time for any reason. Accordingly, your employment will not be for a specific duration.

Please note: As a condition of continued employment, you will be required to pass an extensive background check conducted by the CBOT and/or outside law enforcement agencies.

Should you have any questions and wish to call me before your hire date, please do so at (312)341-3392 or via e-mail at: BDAN72@cbot.com.

Again, we are pleased to have you as a member of our team and congratulate you on your new assignment. Welcome!

Sincerely,

/s/ Bernard W. Dan
Bernard W. Dan

cc:	Employee File